UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	April 8, 2014

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

AmTrust Financial Services, Inc. (the “Company”), by Current Report on Form 8-K filed on January 7, 2014, disclosed, among other things, that (i) ACP Re, Ltd. (“ACP Re”), an entity controlled by the Michael Karfunkel 2005 Grantor Retained Annuity Trust, through a subsidiary, agreed to acquire 100% of the outstanding stock of Tower Group International, Ltd. (“Tower”) and merge with Tower (the “Merger”) and (ii) in connection with the closing of the Merger, the Company and ACP Re entered into that certain Commercial Lines Stock and Asset Purchase Agreement dated January 3, 2014 (the “CL SPA”) by which the Company agreed to purchase from ACP Re the renewal rights and certain other assets related to Tower’s commercial lines insurance operations (“Commercial Lines Assets”), including certain of Tower’s U.S. domiciled insurance companies, for a purchase price equal to the tangible book value of the companies, which was expected to be $125 million.

In connection with its entry into the CL SPA with the Company, ACP Re entered into that certain Personal Lines Stock and Asset Purchase Agreement dated January 3, 2014 (the “PL SPA”) with National General Holding Corp. (“National General”), by which National General agreed to purchase from ACP Re the renewal rights and certain other assets related to Tower’s personal lines insurance operations (“Personal Lines Assets”), including certain of Tower’s U.S. domiciled insurance companies, for a purchase price equal to the tangible book value of the companies, which also was expected to be $125 million.

The Merger is subject to shareholder and regulatory approval and the acquisition of Tower’s insurance companies by the Company and National General pursuant to the CL SPA and PL SPA also required regulatory approval. Upon announcement of the Merger and the execution of the CL SPA and PL SPA, the Company, National General and ACP Re entered into discussions with Tower’s U.S. and Bermuda insurance regulators regarding the overall plan for the administration of the run-off of Tower’s business as of the closing of the Merger and the Company’s and National General’s acquisition of the Commercial Lines Assets and Personal Lines Assets going forward. Based on these discussions, the Company, National General and ACP Re determined that the best way to structure the transaction would be for Tower to retain ownership of all its U.S. insurance companies and for the Company and National General, respectively, to (i) acquire the Commercial Lines Assets and the Personal Lines Assets; (ii) administer the run-off of Tower’s historical commercial lines claims and personal lines claims at cost, (iii) in their discretion, place commercial lines business and personal lines business with the Tower insurance companies, which they will exclusively manage and fully reinsure for a net 2% ceding fee payable to the Tower insurance companies, (iv) retain the expirations on all business written by the Tower insurance companies through the Company and National General, as managers, and (v) receive the agreement of the Tower insurance companies and ACP Re not to compete with respect to the commercial lines business and personal lines business (the “Revised Plan”).

In connection with the Revised Plan, the Company and National General expect to provide ACP Re with financing in an aggregate principal amount of up to $125 million each, subject to terms to be negotiated, but that will have a term of no shorter than seven years and pay a market interest rate. In addition, the Company and National General will issue a $250 million aggregate stop loss reinsurance agreement to Tower by which each, as reinsurers, will provide, severally, $125 million of stop loss coverage. ACP Re will fully reinsure the Company and National General for any payments made by the Company and National General pursuant to the stop loss agreement. The stop loss coverage will attach in the event that paid losses and paid loss adjustment expenses by the Tower insurance companies exceed Tower’s reserves as of the closing of the Merger.

Pursuant to the foregoing, the Company, on April 8, 2014, terminated the CL SPA and entered into a Commercial Lines Master Agreement with ACP Re (the “Master Agreement”), which provides for the implementation of the Revised Plan and the Company's acquisition of the Commercial Line Assets through the entry of the following agreements, subject to regulatory approval and the consummation of the Merger:

•	the instrument by which the Company will provide financing to ACP Re in the aggregate principal amount of up to $125 million;

•
the Company, through a subsidiary, will enter into an administrative services agreement with ACP Re to manage and administer the runoff of commercial lines claims and policies written by the Tower insurance companies prior to the Merger;

•
the Company, or one of its subsidiaries, will enter into a commercial lines managing general agent agreement with ACP Re to manage and administer the ongoing commercial lines policies after the Merger;

•
the Company, through one of its insurance subsidiaries, will enter into a 100% quota share reinsurance agreement with ACP Re to reinsure the net retained business written post-closing by the Tower insurance companies pursuant to the commercial lines managing general agent agreement;

•
the Company, along with National General, as reinsurers, will enter into a $250 million aggregate stop loss reinsurance agreement with a subsidiary of Tower and ACP Re will enter into a reinsurance agreement by which it reinsures the full amount of any payments that the Company and National General would be obligated to pay under the aggregate stop loss reinsurance agreement; and

•	the Company, through a subsidiary, will enter into an investment management agreement with ACP Re to provide investment management services to the Tower insurance companies.

Item 1.02	Termination of a Material Definitive Agreement.

On April 8, 2014, with approval of its Audit Committee, the Company terminated the CL SPA, dated as of January 3, 2014, with ACP Re.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	April 14, 2014

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary